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                                EXHIBIT 5.1
                                                        February 28, 1996
AFLAC Incorporated
Worldwide Headquarters
1932 Wynnton Road
Columbus, Georgia 31999-0001

Ladies and Gentlemen:

     I am General Counsel of AFLAC INCORPORATED, a Georgia corporation (the "Company"). This opinion is being furnished to you in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Registration Statement on Form S-8 (the "Registration Statement") relating to 1,195,000 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock") issuable pursuant to the Company's Amended 1985 Stock Option Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction of (i) the form of the Registration Statement to be filed with the Commission on the date hereof; (ii) the Plan;
(iii) the Certificate of Incorporation of the Company, as currently in effect; (iv) the Bylaws of the Company, as currently in effect; (v) the resolutions of the Board of Directors of the Company relating to, among other things, the Plan; (vi) the resolutions of the stockholders relating to the Plan; (vii) the forms of a specimen certificate representing the Shares; and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon statements and representations of officers or other representatives of the Company and others.

     I am admitted to the Bar of the State of Georgia, and I express no opinion as to the laws of any other jurisdiction.

     Based upon and subject to the foregoing, when (i) the Registration Statement becomes effective, (ii) the Shares are issued pursuant to the terms of the Plan and (iii) certificates representing the Shares are duly executed, countersigned, registered and delivered, I am of the opinion that the Shares will be duly authorized by requisite corporate action on the part of the Company and, when and to the extent issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,
                                              /s/ Joey M. Loudermilk
                                             ------------------------------
                                              Joey M. Loudermilk